EXHIBIT 11

                SUNRISE EDUCATIONAL SERVICES, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                          Three Months Ended
                                                              October 31,
                                                      -------------------------
                                                        1997             1996
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PRIMARY:

Average Common Shares Outstanding,                    3,794,005       2,982,968

Effect of weighting shares:

  Issuance of Common Stock                                    0               0

  Employee stock options outstanding                     17,369          18,315

  Assumed Exercise of Warrants                           42,611          13,978
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Weighted Average Number of Common
 Shares and Common Share
 Equivalents Outstanding                              3,853,985       3,015,261
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Net Income Available for
 Common Stock                                        $   28,429     $      (473)
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Net Income per Common Share
 and Common Share Equivalent                         $     0.01     $     (0.00)
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